Exhibit 99.1

Identiv Reports Preliminary Second Quarter 2015 Financial Results

and Updates Full Year 2015 Guidance

FREMONT, Calif., August 4, 2015 — Identiv, Inc. (NASDAQ: INVE) today announced preliminary results for the quarter ended June 30, 2015 and updated its 2015 annual revenue guidance.

The Company expects to report second quarter revenue of approximately $15.6 million, an increase from $14.9 million in the first quarter and a decrease from $22.3 million in the comparable quarter of 2014. The Company expects an adjusted EBITDA loss of approximately $4.2 million in the second quarter primarily due to a significant increase in legal and accounting professional fees associated with non-core business activities and increased spending on partner marketing programs. Identiv’s second quarter revenue results were adversely impacted by a continued decline in the Company’s international sales and delayed deployment timeframes for new U.S. customers. The Company’s deferred revenue grew in the quarter by approximately $4.4 million, of which in excess of approximately $3.2 million will be recognized in the third quarter.

The factors that affected the Company’s results in the first half of 2015 are anticipated to persist through the duration of fiscal year 2015 and as a result, Identiv now expects revenues for the year to be between $65 million and $70 million, a decrease from the previous revenue guidance range of $90 million and $95 million. In response to these factors, Identiv has begun to implement cost reduction activities and expects to be adjusted EBITDA positive on a run rate basis in the fourth quarter of 2015, compared to previous expectations of achieving positive adjusted EBITDA for the full year 2015.

“While we are disappointed that our 2015 revenues are being impacted by international softness and delayed domestic deployments, we are seeing strong demand for our products and increased momentum with new customer opportunities through our new partners and direct sales activities,” said Jason Hart, CEO of Identiv. “In response to the financial factors, we have begun to implement cost reduction activities focused on strengthening our core identity business. With recent brand name customer wins in aviation, technology, wearables, athletic apparel, healthcare and government, these actions are a way to further focus our resources on the underlying momentum in enterprise security and identities for people and objects. We expect to see a bottom-line benefit of these actions in the fourth quarter of 2015. ”

Identiv expects to release full financial results for the second quarter of 2015 after close of market on August 13, 2015 and host its conference call and webcast that day at 2:00 PM PT (5:00 PM ET). Full details will be announced shortly.

These are preliminary results based on current expectations and are subject to quarter-end closing adjustments; actual results may differ. Although it has revised its expectations for operational expenditures, the Company noted that it maintains the ability to adjust spending levels.

###

About Identiv

Identiv is a global security technology company that establishes identity in the connected world, including premises, information, and everyday items. CIOs, CSOs, and product departments rely upon Identiv’s trusted identity solutions to reduce risk, achieve compliance, and protect brand identity. Identiv’s trust solutions are implemented using standards-driven products and technology, such as digital certificates, trusted authentication, mobility, and cloud services. For more information, visit identiv.com.

Non-GAAP Financial Measures (Unaudited)

This release includes financial information that has not been prepared in accordance with GAAP, including non-GAAP gross profit margin, non-GAAP operating expenses and adjusted EBITDA. Identiv uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating our ongoing operational performance. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures as detailed in this release.

Note Regarding Forward-Looking Information

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “anticipates”, “believes”, “plans”, “will”, “intends”, “expects”, and similar references to the future. Examples of such statements include, without limitation, statements regarding our expectations for additional revenue from new sales partnerships; our ability to establish a stable financial platform on which to execute our strategy to deliver trust solutions; our expectations from increased investments in sales, marketing and engineering; and our ability to achieve the level of revenues and adjusted EBITDA results in 2014 for which we have provided guidance. Readers should not unduly rely on these forward-looking statements, which are not a guarantee of future performance and are subject to a number of risks and uncertainties, many of which are outside our control, which could cause our actual business and operating results to differ. Factors that could cause actual results to differ materially from those in the forward-looking statements include our ability to realize cost savings from the restructuring of our operations; our ability to increase revenues through new sales and marketing programs and sales partnerships; our ability to successfully develop and commercialize new products and solutions that satisfy the evolving and increasingly complex requirements of customers; our ability to finance continued investments in technology, products and manufacturing capacity to develop products and solutions for the market; whether the markets in which we participate or target may grow, converge or standardize at anticipated rates or at all, including the markets that we are targeting; our ability to successfully compete in the markets in which we participate or target; our ability to meet our sales forecasts; our ability to meet financial covenants of our loan agreement; our ability to meet growing demand for our products; and general global political and economic factors which are beyond our control but may unduly impact our markets and our business. For a discussion of further risks and uncertainties related to our business, please refer to our public company reports, including our Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent reports filed with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update such statements.

Investor Relations Contacts:

David Isaacs/Leah Polito

Sard Verbinnen & Co

415-618-8750

identiv-IR@sardverb.com

Media Contacts:

Angela Lestar

MSLGROUP

781-684-0770

identiv@mslgroup.com